Carolina Trust Bank 8-K12G3

Exhibit 10.09

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

THIS AGREEMENT, made and entered into this 1st day of January, 2014, by and between Carolina Trust Bank, a bank organized and existing under the laws of the State of North Carolina (hereinafter referred to as the “Bank”), and Jerry L. Ocheltree, an Executive of the Bank (hereinafter referred to as the “Executive”).

WITNESSETH:

WHEREAS, it is the desire of the Bank and the Executive to enter into this Agreement under which the Bank will agree to make certain payments to the Executive at retirement or the Executive’s beneficiary(ies) in the event of the Executive’s death pursuant to this Agreement;

WHEREAS, it is the intent of the parties hereto that this Agreement be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and be considered a nonqualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

NOW THEREFORE, in consideration of Executive’s employment to be performed in the future as well as the mutual promises and covenants herein contained it is agreed as follows:

I. EFFECTIVE DATE

The Effective Date of this Agreement shall be January 1, 2014.

II. EMPLOYMENT

The Bank agrees to employ the Executive in such capacity as the Bank may from time to time determine. The Executive will continue in the employ of the Bank in such capacity and with such duties and responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the Board of Directors of the Bank (“Board”).

III. FRINGE BENEFITS

The salary continuation benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits except as set forth hereinafter,

IV. DEFINITIONS

A.           Retirement Date:

If the Executive remains in the continuous employ of the Bank, the Executive shall retire from active employment with the Bank on the Executive’s sixty-fifth (65th)

birthday, unless by action of the Board of Directors this period of active employment shall be shortened or extended.

B.           Normal Retirement Age:

Normal Retirement Age shall mean the date on which the Executive attains age sixty-five (65).

C.           Plan Year:

Any reference to “Plan Year” shall mean a calendar year from January 1 to December 31. In the year of implementation, the term “Plan Year” shall mean the period from the effective date to December 31 of the year of the effective date.

D.           Termination of Employment:

Termination of Employment shall mean voluntary resignation of employment by the Executive or the Bank’s discharge of the Executive without cause (“cause” defined in Subparagraph IV [E] hereinafter), prior to the Normal Retirement Age (defined in Subparagraph IV [B]).

E.           Discharge for Cause:

The term “for cause” shall mean the good faith determination by the Board that any one or more of the following has occurred:

(i)           Executive’s substantial failure to perforin or material neglect of the material duties of his employment under this Agreement;

(ii)          the conviction of Executive of, or the guilty or nolo contendere plea of Executive with respect to, any crime or offense involving properly of the Bank (other than a de minimis offense) or involving moral turpitude;

(iii)         the conviction of Executive of, or the guilty or nolo contendere plea of Executive with respect to, or any crime or offense (A) constituting a felony, or (B) which has a material adverse impact on the Bank’s reputation or financial condition;

(iv)         the breach of any material provision of the Employment Agreement with the Bank dated January 1, 2014 (including, without limitation, the provisions of Section 3, Section 7, Section 8 or Section 10 thereof);

(v)          Executive’s dishonesty in connection with the Bank or appropriating assets or opportunities of the Bank for his own benefit; or

(vi)         the violation of a generally recognized lawful material policy of the Bank, of which Executive is provided a copy or is otherwise made aware, (after written notice hereof and a reasonable opportunity to cure if the event the violation is an issue which reasonably is curable).

If a dispute arises as to discharge “for cause”, such dispute shall be resolved by arbitration as set forth in this Agreement.

F.           Change of Control:

Change of Control shall be defined as follows:

(i)           After the effective date of this Agreement, any “person” (as such term is defined in Section 7(j)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing thirty-five percent (35%) or more of any class of voting securities of the Bank, or acquires control of, in any manner, the election of a majority of the Board; or

(ii)          The Bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where the Bank is not the surviving corporation in such transaction; or

(iii)         All or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group.

A transaction or event shall not be considered a Change of Control if, prior to the consummation or occurrence of such transaction or event. Executive and Bank agree in writing that the same shall not be treated as a Change of Control for purposes of this Agreement.

G.           Vesting Date:

Vesting Date shall mean the date that is five years from the date of this Agreement.

V. RETIREMENT BENEFIT AND POST-RETIREMENT DEATH BENEFIT

The Bank will annually accrue a liability retirement account on behalf of the Executive equal to or not less than twenty percent (20%) of the Executive’s base salary consistent with applicable law. The Bank, commencing with the first day of the month following the Retirement Date (Subparagraph IV [A]) shall pay the Executive the balance in the accrued liability retirement account in a five equal installments. The first payment shall not be made until the seventh month following his separation from service, as defined in Section XIII of this Agreement. The next four payments shall be made on each of the next four anniversaries of the Executive’s Retirement Date. Upon the death of the Executive, if there is a balance in the accrued liability retirement account, such balance shall be paid in a lump sum to the individual or individuals the Executive may have designated in writing and filed with the Bank. In the absence of any effective beneficiary designation, any such amount becoming due and payable upon the death of the Executive shall be payable to the duly qualified executor or administrator of the Executive’s estate. Said payment due hereunder shall be made the first day of the second month following the decease of the Executive.

VI. DEATH BENEFIT PRIOR TO RETIREMENT

In the event the Executive should die while actively employed by the Bank at any time after the Vesting Date but prior to the Executive attaining the age of sixty-five (65) years (or such later date as may be agreed upon), the Bank will pay the accrued balance, on the date of death, of the Executive’s liability retirement account in one (1) lump sum to such individual or individuals as (he Executive may have designated in writing and filed with the Bank, at which time this Agreement shall terminate. In the absence of any effective beneficiary designation, any such amount becoming due and payable upon the death of the Executive shall be payable to the duly qualified executor or administrator of the Executive’s estate. Said payment due hereunder shall be made by the first day of the second month following the decease of the Executive.

VII. BENEFIT ACCOUNTING/ACCRUED LIABILITY RETIREMENT ACCOUNT

The Bank shall account for this benefit using the regulatory accounting principles of the Bank’s primary federal regulator. The Bank shall establish an accrued liability retirement account for the Executive into which appropriate reserves shall be accrued.

VIII. VESTING

Executive shall be one hundred percent (100%) vested in the accrued liability retirement account five years from the Effective Date of this Agreement.

IX. DISABILITY

In the event that there is a finding of any qualified period of disability for the Executive after the Vesting Date (“Period of Disability”), (he Bank will deposit into a Contingent Disability Trust for Executive (hereafter “Trust”) an amount equal to the accrued liability retirement account established on the Executive’s behalf pursuant to this Agreement. No other benefits will be owed to the Executive under this Agreement during the Period of Disability.

An Executive is considered disabled if he is unable to perform his duties on account of disability or incapacity for a period of ninety (90) or more days, whether or not consecutive within any period of twelve (12) consecutive months. The determination of incapacity or disability under the preceding sentence shall be made in good faith by the Bank and may be based upon information supplied by a physician selected by the Bank or its insurers and reasonably acceptable to the Executive or his legal representative; provided that the Executive shall cooperate fully with such physician to permit such physician to make an accurate determination as to incapacity or disability.

If the Executive is under a Period of Disability on the date the Executive reaches Normal Retirement Age, this agreement shall automatically terminate and the Executive shall not be entitled to any further benefits under this Agreement.

If the Period of Disability ends prior to Normal Retirement Age and the Executive returns to active employment with the Bank, the Trust will be terminated and the Bank will resume accruing the retirement benefit in accordance with Paragraph V of this Agreement.

X. TERMINATION OF EMPLOYMENT

Subject to Subparagraph IV (E), in the event that the employment of the Executive shall terminate after the Vesting Date but prior to Normal Retirement Age, as provided in Subparagraph IV (B), by the Executive’s voluntary action, or by the Executive’s discharge by the Bank without cause, then this Agreement shall terminate upon the date of such termination of employment and the Bank shall cease any further accrual of benefits under this Agreement. An amount equal to the Executive’s accrued liability retirement account on the date of said termination plus accumulated interest shall be paid to the Executive in a lump sum thirty (30) days following Normal Retirement Age. Upon Termination of Employment, the Executive’s liability retirement account shall accrue interest on a monthly basis equal to the average prior years’ tax equivalent yield for the Bank’s cumulative Bank Owned Life Insurance policies until said payment is made.

In the event the Executive’s death should occur after such termination but prior to the payment provided for in this Paragraph X, the lump sum shall be paid to such individual or individuals as the Executive may have designated in writing and filed with the Bank. In the absence of any effective beneficiary designation, any such amount shall be payable to the duly qualified executor or administrator of the Executive’s estate. Said payment due hereunder shall be made the first day of the second month following the decease of the Executive.

In the event the Executive shall be discharged for cause at any time in accordance with Subparagraph IV (E), this Agreement shall terminate and all benefits provided herein shall be forfeited.

XI. CHANGE OF CONTROL

If the Executive subsequently suffers a Termination of Employment (voluntarily or involuntarily) after the Vesting Date, except for cause, thirty (30) days prior to or twelve (12) months subsequent to a Change of Control as defined in Subparagraph IV (F), then the Executive shall be paid the balance in the accrued liability retirement account in a lump sum thirty (30) days following the Change of Control or Termination of Employment, whichever is later.

XII. RESTRICTIONS ON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Executive, his beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall any Executive be deemed to have any lien, right, title or interest in any specific funding investment or assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy on the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

XIII. CODE SECTION 409A.

Notwithstanding any other provision in the Agreement to the contrary, if and to the extent that Section 409A of the Internal Revenue Code of 1986 (“Code Section 409A”), as amended, is deemed to apply to any benefit under this Agreement, it is the general intention of the Bank that such benefits shall, to the extent practicable, comply with, or be exempt from. Code Section 409A, and this Agreement shall, to the extent practicable, be construed in accordance therewith. Deferrals of benefits distributable pursuant to this Agreement that are otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are in compliance with Code Section 409A. In the event that the Bank (or a successor thereto) has any stock which is publicly traded on an established securities market or otherwise and the Executive is determined to be a “specified employee” (as defined under Code Section 409A), any payment to be made to the Executive upon a separation from service may not be made before the date that is six months after the Executive’s separation from service (or death, if earlier). To the extent that the Executive becomes subject to the six-month delay rule, all payments that would have been made to the Executive during the six months following his separation from service that are not otherwise exempt from Code Section 409A, if any, will be accumulated and paid to the Executive during the seventh month following his separation from service, and any remaining payments due will be made in their ordinary course as described in this Agreement. For the purposes herein, the phrase “termination of employment” or similar phrases will be interpreted in accordance with the term “separation from service” as defined under Code Section 409A if and to the extent required under Code Section 409A. Further, (i) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in this Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of this Agreement, and (ii) terms used in this Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that this Agreement or any benefit hereunder shall be deemed not to comply with Code Section 409A, then neither the Bank, the Board, the Compensation Committee nor its or their designees or agents shall be liable to any participant or other person for actions, decisions or determinations made in good faith.

XIV. MISCELLANEOUS

A.           Alienability and Assignment Prohibition:

Neither the Executive, nor the Executive’s surviving spouse, nor any other beneficiary(ies) under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.           Binding Obligation of the Bank and any Successor in Interest:

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agree, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.           Amendment or Revocation:

Subject to Paragraph XIV, it is agreed by and between the parties hereto that, during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank.

D.           Gender:

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.           Effect on Other Bank Benefit Plans:

Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

F.           Headings:

Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

G.           Applicable Law:

This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, exclusive of the conflicts of laws provisions thereof.

H.           Partial Invalidity:

If any term, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

I.             Not a Contract of Employment:

This Agreement shall not be deemed lo constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Bank to discharge the Executive, or restrict the right of the Executive to terminate employment.

XV. ADMINISTRATIVE AND CLAIMS PROVISION

A.           Named Fiduciary and Plan Administrator:

The “Named Fiduciary and Plan Administrator” of this Agreement shall be the Bank. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the provisions of this Agreement. The Named Fiduciary and Plan Administrator may delegate to others certain aspects of the management and operation responsibilities of this Agreement including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.           Claims Procedure:

In the event a dispute arises over benefits under this Agreement and benefits are not paid to the Executive (or to the Executive’s beneficiary(ies) in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within forty-five (45) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within forty-five (45) days of receipt of such claim the specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to denial of the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desked. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to lake any action within the aforesaid forty-five (45) day period.

If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within forty-five (45) days of the first claim denial. Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within forty-five (45) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Agreement upon which the decision is based.

C.           Arbitration:

If claimants continue to dispute the benefit denial based upon completed performance of this Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an Arbitrator for final arbitration. The Arbitrator shall be selected by mutual agreement of the Bank and the claimants). The Arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Executive “for cause,” such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

In any event of litigation or arbitration, should the Executive be successful, the Bank will reimburse the Executive for all costs and expenses, proceedings or actions, including his reasonable legal fees.

XVI. TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof as of the first day set forth hereinabove, and that, upon execution each has received a conforming copy.

BANK:

Carolina Trust Bank

By:	/s/ Johnathan Rhyne, Jr.
Name:	Johnathan Rhyne, Jr.
Title:	Chairman

EXECUTIVE:

By:	/s/ Jerry L. Ocheltree
Jerry L. Ocheltree